SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
               Securities Exchange Act of 1934 (Amendment No. __)


Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, For Use of the Commission only (as permitted by
    Rule 14c-5(d)(2))

[ ] Definitive Information Statement


                                  NESTOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1) Title of each class of  securities to which  transaction  applies:

           --------------------------------------------------------------------

          (2) Aggregate  number of  securities to which  transaction  applies:

          ---------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3,100,000 (based on purchase price of transaction).

          (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

         (5) Total fee paid: $285.20

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:
                                               ---------------------------------

          (2) Form, Schedule or
              Registration Statement No.:
                                               ---------------------------------

          (3) Filing Party:
                                               ---------------------------------

          (4) Date Filed:
                                               ---------------------------------

                                  NESTOR, INC.
                         400 Massasoit Avenue, Suite 200
                         Providence, Rhode Island 02914


                              INFORMATION STATEMENT
                   PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                                 August __, 2002

PRELIMINARY COPY
----------------

     The purpose of this information statement (this "Information Statement") is to inform the holders of record, as of the close of business on August 5, 2002 (the "Record Date"), of shares of: (i) common stock, par value $.01 per share (the "Common Stock") and (ii) Series B Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of Nestor, Inc., a Delaware corporation ("Nestor" or the "Company"), that the Company will enter into an agreement that contemplates the assignment of a significant asset of the Company as a means of funding for the Company to meet its short-term cash flow requirements.

     The Company is required to send this Information Statement to its stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended. While you are not required to take any action in response to this Information Statement, we urge you to read it carefully. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is first being furnished by the Company to its stockholders on or about August 26, 2002.


                               SUMMARY TERM SHEET

     The Company has entered into a Memorandum of Understanding (the "MOU") with Churchill Lane Associates, LLC providing for the assignment to Churchill Lane Associates of certain of the Company's rights to royalty income under a license agreement between the Company and ACI Worldwide Inc. ("ACI") for the Company's PRISM(R) fraud detection technology. The principal terms of the transaction are as follows:

     o All rights to royalties payable to the Company pursuant to the license agreement with ACI will be assigned to Churchill Lane Associates.

     o Churchill Lane Associates will pay the Company $3.1 million in cash for the irrevocable assignment of all of its royalty rights under the license (net of costs and expenses incurred by the Company in connection with the license agreement) from July 1, 2002 and in perpetuity.

     o No obligations or other rights of the Company are being transferred or assigned to Churchill Lane Associates.

     o In the event that the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU the Company will be required to pay Churchill Lane Associates a break-up fee of $93,000.

     For additional information regarding the transaction described herein, see the section entitled "Terms of the Transaction" beginning on page 4 of this Information Statement.

                   BACKGROUND AND REASONS FOR THE TRANSACTION

     BACKGROUND. Effective September 12, 2001, the Company and Nestor Traffic Systems, Inc. ("NTS"), which was previously 34.62% owned by the Company, underwent a significant reorganization whereby NTS became a wholly-owned subsidiary of the Company. The reorganization provided a total cash investment by NTS Investors, LLC ("NTS Investors") of approximately $8 million upon cancellation of a Secured Note Agreement and in the opinion of the board of directors of NTS, increased the availability of capital-raising opportunities.

     David Polak, who is a director of the Company, is also the manager of NTS Investors. J. Steven Emerson, who is a director of the Company, is also a member of NTS Investors.

     Since the Company's reorganization, the Company and NTS have continued to make progress in executing contracts with municipalities for the use of their products. Although the Company expects to have a positive cash flow and the ability to self-fund its operations once the additional traffic systems become operational, the Company now lacks sufficient cash to meet its short-term obligations and fund its operations in the near future and risks bankruptcy if it does not immediately obtain additional financing.

     ACI LICENSE. The license agreement with ACI was entered into by the Company and ACI on February 1, 2001 and provides ACI with a non-exclusive right to integrate and distribute all of the Company's PRISM(R) and fraud detection products throughout ACI's worldwide sales and support network. ACI paid $1.1 million (an initial license fee) to the Company over the four months following February 1, 2001, and was required to make guaranteed minimum royalty payments during the first year in an amount of approximately $500,000. The ACI license requires the payment of a 15% royalty starting on February 1, 2002, but no further guaranteed minimum royalty payments are required. The February 1, 2001 agreement replaces the license agreement with ACI dated April 28, 1998. From February 1, 2001 through December 31, 2001, the Company reported $590,000 in royalties from ACI (exclusive of the initial license fee), and reported $635,000 in royalties during the six-month period from January 1, 2002 through June 30, 2002. Additionally, ACI hired twelve of the Company's engineering, modeling, and customer support employees and assumes responsibility for product enhancements, installation, modeling, and support for ACI licensees. During the Company's fiscal year ended December 31, 2001, ACI accounted for approximately 52% of the Company's revenues and during the fiscal year ended December 31, 2000, ACI accounted for approximately 65% of the Company's revenues.

     NESTOR TRAFFIC SYSTEMS, INC. Nestor has granted an exclusive license to NTS for application of its technology in the field of traffic management applications. Under the NTS license, NTS owes Nestor a royalty equal to 10% of gross profit (gross revenues less third-party costs of sales) realized from products using the technology covered by the license. The license requires minimum annual royalties to retain exclusive rights of $125,000 in 2001, increasing to $1.0 million per year beginning in 2005. The ability of NTS to fund its operations and generate revenues is critical to Nestor's future financial success and results of operations.

     On June 28, 2001, NTS entered into a $6.1 million Master Lease Purchase Agreement with Electronic Data Systems Corporation ("EDS"), pursuant to which EDS agreed to finance up to a total of 116 of NTS's video-based traffic-signal monitoring systems, together with all services and facilities to be furnished by or on behalf of NTS for the installation, completion and achievement of operational status of such systems (the "EDS Agreement"). Pursuant to the EDS Agreement, EDS shall, when directed by NTS upon the satisfactory completion of certain conditions: (i) acquire each system (or advance NTS the funds to acquire such system) directly from the manufacturer or supplier of such system at a cost of $53,053 per system, and (ii) lease such system to NTS in accordance with the terms and conditions set forth in the EDS Agreement.

     EDS currently provides complete back-office citation processing and management services on behalf of NTS and its customers for CrossingGuard(R) installations pursuant to a ten-year agreement entered into on March 30, 2001. The services provided by EDS include citation printing, mailing, telephone inquiry, reporting, interface to court and NTS systems, and collection tracking and reporting. NTS had agreed to pay EDS a monthly minimum fee (subject to credit for actual ticket fees) starting August 2001 at $21,000 per month and, effective January 1, 2002, at $35,000 per month. NTS may terminate the contract without cause for an initial termination fee of $100,000 decreasing to $0 by year six of the agreement.

     NTS is currently at approximately $3,200.000 of system lease financing under the EDS Agreement and EDS has informed NTS that it will not extend additional financing. However, pursuant to a letter agreement between NTS and EDS, dated July 18, 2002, the EDS Agreement was modified to provide: (i) a moratorium on NTS' interest obligations under the lease for the period from July 1, 2002 through June 30, 2003; (ii) a moratorium on all principal repayments through June 30, 2003, at which time regular monthly payments will resume; (iii) all lease payments in arrears as of June 30, 2002 will be accrued and payable as follows: $150,000 on September 30, 2003, $100,000 on December 31, 2003 and
$100,000 on March 30, 2004; and (iv) effective July 1, 2002, the interest rate factor upon which the lease payments are based will be lowered from approximately 19% to 12% per annum.

     In addition, EDS has agreed to amend the Services Agreement by: (i) eliminating the monthly minimum fee; (ii) reducing the per ticket processing fees charged; (iii) obtaining a license to the Company's CrossingGuard citation composer software to support their services; and (iv) applying the amendments retroactive to January 1, 2002.

     REASONS FOR THE TRANSACTION. Early in 2002, the Company began actively seeking additional sources of financing. The Company needs additional capital in order to carry out product delivery efforts under current contracts, underwrite the delivery costs of future systems delivered under turnkey agreements with municipalities, for continued development and upgrading of its products, for customer support and for other operating uses. If the Company does not raise additional capital in the near future, the Company believes it will become obligated to cease many of its operations and/or file for bankruptcy.

     On March 8, 2002, pursuant to a letter agreement (the "Aramar Agreement"), the Company engaged Aramar Capital Group, LLC ("Aramar") to assist and represent the Company as its non-exclusive financial advisor in connection with obtaining additional financing for the Company and the possible sale of the Company or any of its assets, business or equity, debt or other securities. Pursuant to the Aramar Agreement, Aramar is entitled to a transaction fee in the event of a sale or financing of the Company (with a party or parties introduced to the Company by Aramar or contacted by Aramar at the Company's request) by means of any merger, consolidation, recapitalization, change of control transaction, joint venture, business combination, exchange offer or purchase or sale of securities or assets if any such transaction is consummated within twelve months after termination of the Aramar Agreement. The Company has paid or is obligated to pay Aramar a nonrefundable fee of $7,500 per month for its services.

     In June 2002, ACI offered to purchase the royalty rights under the license agreement with ACI Worldwide, Inc. ("ACI") from the Company for approximately $3.0 million, consisting of $2.28 million in cash and 2,500,000 shares of Common Stock of the Company owned by ACI (based on its value of approximate value of $.25 per share at the time of the offer). The Company did not accept ACI's offer. In late June 2002, Churchill Lane Associates, LLC ("CLA") offered to purchase the royalty rights under the ACI license for $3.1 million in cash. The Company thereafter received a modified offer from ACI to purchase the royalty rights under the ACI license for $2.4 million in cash with no stock, which the Company rejected. At a July 11, 2002 meeting of the board, the CLA offer was approved by all six of the Company's directors who do not have a direct material interest in the transaction. On July 30, 2002, the Company received a modified offer from ACI to purchase the royalty rights under the ACI license for $3.0 million in cash with no stock, which the Company rejected.

     CLA is a limited liability company that is owned and controlled by Alan M. Wiener, Alvin J. Siteman and Robert M. Carroll. Messrs. Wiener, Siteman and Carroll are directors of the Company who collectively are the beneficial owners of 8,320,971 shares of Common Stock, representing approximately 16.4% of the Company's outstanding capital stock. Mr. Wiener is also Chairman of the Company's Board of Directors. Except for their interest as principals of CLA, Messrs. Wiener, Siteman and Carroll do not have any direct or indirect interest in the proposed assignment of royalty rights under the ACI license.

     The board approved the CLA offer for the following reasons:

     o The Company's critical financial position and immediate need for additional financing to meet its short-term obligations and avoid the risk of bankruptcy.

     o    NTS' failure to obtain additional system lease financing from EDS.

     o The lack of any other favorable offers for the royalty rights under the ACI license and the lack of alternative sources of debt or equity financing.

     o The board of directors' determination that the proposed terms of the transaction and the purchase price for the assignment of the royalty rights under the ACI license were fair and reasonable and in the best interests of the Company.

     o The Company's valuation of the future royalty payments under the ACI license, which supports a present value of over $3.0 million using a 35% pre-tax discount rate over five years of cash flows.

     The Company's present valuation of the royalty rights under the ACI license assumes: (i) that the Company will sell one new PRISM(R) license each quarter during the five year period; (ii) existing monthly license fee cash flows non-renew at a declining rate of 10% per year, except in 2004 where it drops 30% from 2003 due to an assumption that a significant ACI customer may not renew its PRISM(R) license.

     As of August 1, 2002, CLA has advanced a total of $700,000 to the Company in deposits towards the purchase price for the royalty rights, which deposits (in addition to any other deposits made after such date) will be offset against the total amount due to the Company at the closing of the transaction. These deposits have allowed and will allow the Company to meet its short-term obligations and cash-flow requirements for the past several weeks and until the closing of the transaction.

     TERMS OF THE TRANSACTION. On July 15, 2002, the Company and CLA entered into the MOU, which is binding on the Company and provides for the assignment to CLA of all rights to royalties payable to the Company pursuant to the ACI license. The assignment will be consummated upon the execution by the parties of a definitive assignment agreement reasonably satisfactory to both parties and the consent of ACI to the transfer. The MOU also provides a schedule for advances to the Company by CLA of up to $1.3 million to provide interim financing to the Company during the period prior to the closing. Upon closing, CLA will pay the Company $3.1 million in cash for the irrevocable assignment of all of its royalty rights under the ACI license (less any advances and net of costs and expenses incurred by the Company in connection with the license agreement) from July 1, 2002 and in perpetuity. No obligations or other rights of the Company are being transferred or assigned to CLA.

     The MOU will terminate and the Company will be obligated to refund any deposits, plus interest at an annualized rate of 12%, if certain conditions are not satisfied or waived by CLA, including: (i) ACI fails to consent to the transfer by August 14, 2002; (ii) the closing of the transfer does not take place by September 30, 2002, through no fault of CLA; (iii) the Company fails to obtain the written consent of at least 51% of the outstanding voting shares of stock; or (iv) the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU. In addition, in the event that the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU, the Company must pay CLA a break-up fee of $93,000.

     REGULATORY APPROVALS. No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the transactions described in this Information Statement.

     FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. The proceeds from the assignment of the royalty rights under the ACI license will be taxable as ordinary income to the Company. However, the Company anticipates that its current and prior year net operating losses will be sufficient to offset a majority of this income.


                                VOTING SECURITIES

     The Common Stock and the Convertible Preferred Stock are the only securities of the Company entitled to be voted. The Company had outstanding 50,476,112 shares of capital stock at the close of business on the Record Date, consisting of 50,241,112 shares of Common Stock and 235,000 shares of Convertible Preferred Stock The holders of Common Stock and Convertible Preferred Stock are entitled to vote as a single class on all matters submitted to a vote of stockholders of the Company. Each outstanding share of Common Stock is entitled to one (1) vote and each outstanding share of Convertible Preferred Stock is entitled to one (1) vote for each share of Common Stock into which the Convertible Preferred Stock is convertible. As of the date of this Information Statement, one share of Convertible Preferred Stock is convertible into one share of Common Stock.

     In accordance with Delaware law and the Company's Certificate of Incorporation, the written consent of a majority of the holders of outstanding stock entitled to vote is required for stockholder approval of the transaction. The Company expects to obtain the required vote for stockholder approval of the transaction from several of the Company's principal stockholders and their affiliates who collectively own a controlling interest in the Company. The consent of these principal stockholders will be sufficient, without any further action, to provide the necessary stockholder approval of the transaction.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of shares of Common Stock and Convertible Preferred Stock by: (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other three most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2001 (collectively, the "Named Executive Officers"), (iii) each director, and (iv) all directors and Executive Officers of the Company as a group. Except as otherwise herein indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of shares of the Company's Common Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:


      Name and Address of               Amount and Nature of
       Beneficial Owner                 Beneficial Ownership    Percent of Class
     --------------------               --------------------    ----------------

NTS Investors, LLC
c/o David Polak
NWQ Investment Manager
2049 Century Park East, 4th Floor
Los Angeles, CA  90067.................    19,488,080(1)             36.6%

Entities associated with
  Wand Partners, Inc.
Bruce W. Schnitzer, Chairman
630 Fifth Avenue, Suite 2435
New York, NY  10111....................     6,804,091(2)             12.9

Carroll Family Trust
c/o Robert M. Carroll
2241 Century Hill
Los Angeles, CA  90067.................     3,988,429(3)              7.9

Alan M. Wiener, Trustee
Alan and Nancy Wiener Trust
5201 Amestoy Avenue
Encino, CA  91316......................     2,295,724(4)              4.5

Alvin J. Siteman, Trustee
Alvin J. Siteman Revocable Trust
  Dated 7/9/93
50 South Bemiston Avenue
St. Louis, MO  63105...................     2,036,818(5)              4.0

Leon N. Cooper
49 Intervale Road
Providence, RI  02906..................     1,077,010(6)              2.1

Douglas L. Reilly
109 John Scott Lane
North Kingstown, RI  02852.............       567,573(7)              1.1

Nigel P. Hebborn
84 Coolridge Road
Greenville, RI  02828..................       174,992(7)              *

Robert Kerr
12290 Banty Court
San Diego, CA  92129...................        73,324(7)              *

David Fox
29 Orchard Avenue
Providence, RI  02906..................     2,421,435(8)              4.7

J. Steven Emerson                                 ---                 *
All Executive Officers and
Directors as a Group (10 Persons)......    38,854,152(9)             68.2
------------------------
* Less than 1%.

(1) David A. Polak, a director of the Company, is the Managing Member of NTS Investors, LLC. This number includes an option to purchase 1,000,000 shares of Common Stock at an exercise price of $1.28 per share until September 12, 2004 and the right to purchase up to 1,730,712 shares of Common Stock subject first to the exercise of existing warrants held primarily by Wand Partners (See below), and exercisable at the corresponding exercise prices.

(2) Bruce W. Schnitzer, a director of the Company, is the Chairman and owns 66% of the outstanding common stock of Wand (Nestor) Inc., a Delaware corporation, which, as a general partner, controls Wand/Nestor Investments
     L. P., Wand/Nestor Investments II L. P. and Wand/Nestor Investments III L.P., Delaware limited partnerships, which hold an aggregate of 4,446,860 shares of Common Stock, and Common Stock Purchase Warrants to acquire 2,349,040 shares of Common Stock of the Company at prices from $.51 to $.67. Bruce W. Schnitzer disclaims beneficial ownership of these securities except to the extent of his "pecuniary interest," as such term is defined in Rule 16a-1 of the Securities Exchange Act, therein as owner of a 10.7103% limited partnership interest in Wand/Nestor Investments L.P. and as the owner of 66% of Wand (Nestor) Inc.'s 1% general partnership interest in Wand/Nestor Investments L. P. Common Stock totaling 305,869 shares is held by holders subject to the Bank Holding Company Act of 1958, as amended, and have no voting rights.

     Bruce W. Schnitzer holds 8,191 vested stock options directly, which are included, and is the Chairman and owns 66% of the outstanding Common Stock of Wand Partners Inc., a Delaware corporation, which, as general partner controls Wand Partners L.P., a Delaware limited partnership, which has been granted by the Company a Common Stock Fee Purchase Warrant to acquire 207,500 shares of Common Stock of the Company exercisable until August 1, 2004 at a price of $.51 per share. Bruce W. Schnitzer disclaims beneficial ownership of this Warrant except to the extent of his "pecuniary interest," as defined in Rule 16a-1, therein, as the indirect owner of a 33% partnership interest in Wand Partners L.P.

(3) Robert M. Carroll is a director of the Company and the Trustee of the Carroll Family Trust. This number includes 146,649 vested incentive options which Dr. Carroll owns directly.

(4) Alan M. Wiener is a director and Chairman of the Board of Directors of the Company. He is also the Trustee of the Alan and Nancy Wiener Trust. This number of shares includes 146,649 vested incentive options which Mr. Wiener owns directly.

(5) Mr. Siteman is a director of the Company and the Trustee of the Alvin J. Siteman Revocable Trust dated July 9, 1993.

(6) Includes 6,170 shares of Common Stock which Dr. Cooper, a director of the Company, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 224,320 shares of Common Stock (held in the name of family members) over which he exercises voting control.

(7) Includes 287,075 and 182,992 shares of Common Stock, which Messrs. Reilly and Hebborn, respectively, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan. Messrs. Reilly and Hebborn are corporate officers and directors of the Company.

(8) David Fox was a director and the President and Chief Executive Officer of the Company until July 1, 2002. This number includes 661,386 shares of Common Stock which Mr. Fox may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 137,074 shares of Common Stock (over which he exercises voting control) held in the name of family members.

(9) This number includes: (i) 6,515,864 vested options and warrants owned or controlled by officers and directors of the Company, including 2,349,040 warrants controlled by Wand partnerships and 2,730,712 options and rights controlled by NTS Investors, LLC; (ii) the shares of Common Stock beneficially owned by Mr. Fox, the former President and Chief Executive Officer of the Company; and (iii) all other shares beneficially owned by the current directors and executive officers of the Company.

                           RIGHTS OF SECURITY HOLDERS

     The Company's security holders do not have dissenters' rights of appraisal under Delaware law in connection with this Information Statement or the transaction described herein. No consideration is being offered to security holders in connection with this Information Statement or the transaction described herein. There will be no material changes to the rights of the Company's security holders as a result of the transaction described in this Information Statement.


                               COMPANY INFORMATION

     Nestor and NTS license their patented intelligent software solutions for decision and data-mining applications in real-time environments. Nestor products employ proprietary neural network predictive models and other algorithms to convert existing data and business experiences into meaningful recommendations and actions. Nestor has designed and developed software products that can bring additional value through proprietary software and information- management knowledge. Through NTS, the Company offers products in intelligent traffic-management systems ("ITS"). Nestor, through its resellers Applied Communications, Inc. ("ACI"), Retail Decisions, Inc. ("ReD"), National Computer Systems, Inc. ("NCS"), licenses its technologies and offers products in the following categories: Risk Management Systems; Customer Relationship Management Systems ("CRM"); and Intelligent Charter Recognition Systems ("ICR"). Nestor products and services include application-software solutions, adaptive decision models, implementation, training, consulting, and engineering support services. The Company is currently devoting its resources to its ITS products.

     NTS is an emerging leader in providing innovative, video-based monitoring systems and services for traffic management and safety. NTS incorporates its patented pattern-recognition technologies into intelligent, real-time solutions that promote traffic efficiency, intersection safety, and railway grade crossing monitoring and safety. NTS has developed and marketed CrossingGuard(R), Rail CrossingGuard(R), and TrafficVision(R). These products are a combination of Nestor-developed software and modular hardware components that provide monitoring for traffic-data collection, control of traffic flows, enforcement and emergency response. These products are flexible and can be configured to a wide range of road configurations, including open roads and intersections.

     CROSSINGGUARD. NTS's main product line is CrossingGuard, an automated traffic-intersection red-light enforcement and safety system. CrossingGuard's video technology senses vehicles as they approach the intersection, predicts when a vehicle will run a red light, records a digital video sequence of the incident (including a close up of the vehicle and license plate), and sends a signal to the traffic controller to extend the all-red phase of the traffic signal to help decrease the likelihood of broadside collisions between the red-light violator and cross traffic. The video record of the violation is used as evidence to issue a citation for the infraction. NTS generally delivers the CrossingGuard solution through a citation-processing service agreement with the municipality whereby: (i) NTS installs under lease, configures and maintains the system at the intersection; (ii) NTS assembles all of the information necessary to issue a citation, prints and mails it when verified and approved by the municipality (mostly through automated procedures); and (iii) NTS receives a portion of the municipality's citation revenue in the form of licensing and processing fees.

     RAIL CROSSINGGUARD. NTS has developed Rail CrossingGuard, a system to monitor grade-crossing vehicle and train traffic, as well as signalization activity, to provide grade-crossing-integrity measurement, real-time crossing alert capabilities and crossing violation enforcement. This product has the potential to greatly enhance rail-crossing safety by improving signal and crossing gate performance, alerting personnel to dangerous crossing situations, and enforcing train and vehicle safety regulations. Rail CrossingGuard may also be integrated with train communications systems to provide a method of alerting trains to dangerous rail crossing conditions. The Company has currently suspended additional direct investment in this product line.

     TRAFFICVISION. TrafficVision is a product that uses video cameras to monitor traffic flow and to send traffic data to a central Traffic Operations Center. Replacing short-life, high-maintenance, road-embedded copper-loop technologies from the 1950's, TrafficVision is a non-intrusive sensor system for traffic management. TrafficVision uses Nestor's proprietary high-speed image-processing technology to analyze video content to sense and monitor traffic on highways, roadways and intersections in real-time. TrafficVision recognizes and classifies multiple vehicles continuously so that surveillance and traffic management are based upon detailed, real-time information. Although TrafficVision was its first traffic product, NTS has de-emphasized TrafficVision marketing, in favor of CrossingGuard, which in the opinion of management is serving a more attractive market.

     Description of other products and services:

     In 2001, Nestor ceased direct product development, sales and support in the fields of fraud detection, financial risk management, and CRM. Through license agreements entered into with ACI on February 1, 2001, and with ReD on May 18, 2001, co-exclusive development, sales and support rights were granted to these resellers in fraud and risk management; and non-exclusive rights in the field of CRM were granted to ReD. In addition, all expenses associated with development, support and selling these products were transferred to these parties.

     Nestor's PRISM(R) fraud detection solutions help financial institutions detect and prevent fraudulent payments, manage merchant risks and identify illicit account usage (money laundering). The fraud detection products are used by many of the world's largest financial institutions and represented approximately 87% of Nestor's 2001 revenues.

     Nestor's eCLIPSE(R) CRM application is a comprehensive enterprise-wide customer marketing solution. The product allows businesses to use customer information from all channels (web, call center, direct mail) to develop personalized marketing campaigns. Products in the CRM group represented less than 5% of Nestor's 2001 revenues.

     Nestor's   ICR    applications    increase    productivity    in   document
image-processing applications. Royalties from the ICR business represented less than 5% of Nestor's 2001 revenues.

     Nestor's technology is licensed to IBM on a non-exclusive basis for incorporation into hardware products known as the ZISC family of computer chips. Royalties from the IBM business represented less than 5% of Nestor's 2001 revenues.

     PRINCIPAL EXECUTIVE OFFICES. The address of the Company's principal executive offices and its telephone number is:


                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                         Providence, Rhode Island 02914
                                 (401) 434-5522

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this information statement to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NESTOR, INC.
                                   ---------------------------------------------
                                   (Registrant)



                                   By: /s/ Nigel P. Hebborn
                                      ------------------------------------------
                                   Name:  Nigel P. Hebborn
                                   Title:  President and Chief Executive Officer

Dated:  August 9, 2002